                                                                 Exhibit 12 (b)
                             J. C. Penney Company, Inc.
                           and Consolidated Subsidiaries

             Computation of Ratios of Available Income to Fixed Charges







                                                         52 weeks ended
                                                ________________________________
                                                 Oct. 25                Oct. 26
   ($ Millions)                                   1997                   1996
                                                _________           ____________

   Income from continuing operations             $     711           $    1,259
      (before income taxes and
      capitalized interest)

   Fixed charges

   Interest (including capitalized
   interest) on:

      Operating leases                                 110                  102
      Short term debt                                  122                  101
      Long term debt                                   473                  298
      Capital leases                                     7                    5
      Credit facility                                   19                    -
      Other, net                                       (14)                   4

                                                 ___________         ___________
   Total fixed charges                                 717                  510

                                                 ____________        ___________

   Total available income                        $    1,428          $    1,769
                                                 ==========         ============
   Ratio of available income to combined
      fixed charges and preferred stock
      dividend requirement                              2.0                 3.5
                                                 ===========         ===========


   The interest cost of the LESOP notes guaranteed by the Company is not included in fixed charges above.

   The Company believes that, due to the seasonal nature of its business, ratios for a period of time other than a 52 week period are inappropriate.